Exhibit 99.1

MAYOR’S JEWELERS, INC.
REPORTS SECOND QUARTER AND TWENTY-SIX WEEK RESULTS
Company Reports 38% Increase in Gross Profit for the Second Fiscal Quarter
and a 65% Improvement in Bottom Line Results for the First Half of Fiscal 2003;
Birks Notifies Mayor’s of Intent to Exercise Warrants

     SUNRISE, FL October 31, 2003 /BUSINESS WIRE/ — Mayor’s Jewelers, Inc. (AMEX:MYR), which operates 28 luxury jewelry stores in Florida and Georgia, reported second fiscal quarter and first half results for fiscal year 2003.

Net sales were $23.8 million for the thirteen weeks ended September 27, 2003 for its 28 stores in operation, compared to the thirteen weeks in the prior year second quarter ended October 5, 2002 when net sales amounted to $25.8 million, during which time the Company operated between 29 and 38 stores. Net sales for the twenty-six week period ended September 27, 2003 were $48.3 million in its 28 stores, as compared to net sales for the prior year twenty-seven week period ended October 5, 2002 of $54.8 million when the Company operated between 29 and 40 stores. The reduction in the number of stores was a result of the execution of the restructuring plan during the last fiscal year that included closing under-performing stores outside of the Company’s core markets of Florida and Greater Atlanta.

When comparing similar twenty-six week periods through the second fiscal quarters, net sales were $53.3 million for the period ended October 5, 2002 during which time the Company operated between 29 and 38 stores compared to the 28 stores operated in the period ended September 27, 2003, which produced net sales of $48.3 million. Comparable store sales increases, for stores open in both thirteen periods, were 16.6% for July and 28.2% for September; however, the increase for the second quarter was 6.8% due to the impact of the large volume of liquidation sales in August 2002 which did not reoccur this year. The comparable store sales increase for the twenty-six week period ended September 27, 2003 was 10.5%.

Gross profit dollars increased 38% from the prior year second fiscal quarter to $9.5 million, or 40% of sales for the thirteen-week period ended September 27, 2003, compared to $6.9 million or 27% of sales during the thirteen-week period ended October 5, 2002. Gross profit dollars for the twenty-six week period ended September 27, 2003 was $19.4 million or 40% of sales, compared to $16.5 million or 30% of sales during the twenty-seven week period of the prior year. The increase in gross profit dollars and gross profit percentage in the second quarter primarily resulted from the continued successful execution of merchandising strategies in the current year, as opposed to aggressive sales promotions in the prior year second quarter, which was necessary for generating sufficient cash to sustain the Company’s operations prior to the Henry Birks & Sons Inc. (“Birks”) equity infusion in August 2002. For the twenty-six week period ended September 27, 2003 versus the twenty-seven week period ended October 5, 2002, the gross profit dollars and gross profit percentage increased, despite the additional week of sales in 2002, due to the factors previously mentioned as well as the impact of the liquidation of inventory in the closing of stores in the prior year.

The net loss of ($4.4) million, or ($0.24) per share, for the current second fiscal quarter represents a 69% improvement from the prior year second fiscal quarter net loss of ($14.0) million, or ($0.72) per share. The net loss for the current twenty-six week period improved 65% to ($8.2) million, or ($0.45) per share, as compared to ($23.4) million, or ($1.20) per share, for the twenty-seven week period ended October 5, 2002. The net loss decreased in the second fiscal quarter of 2003 and twenty-six week period ended September 27, 2003 due to the increase in gross profits as previously noted, significant decreases in operating expenses, depreciation, interest and financial costs due to the smaller scale of operations resulting from 13 closed stores, management’s continuing ability to reduce controllable expenses, the non-recurrence of certain unusual costs incurred in the prior year and one less week of operations during the first half of fiscal 2003.

Commenting on these results, Thomas A. Andruskevich, Chairman, President and Chief Executive Officer, said, “We are very pleased with the strong increase in gross profit and comparable store sales in the second fiscal quarter despite the large volume of sales generated in August 2002 during an aggressive inventory liquidation event. We believe our merchandising and marketing strategies coupled with our strengthened management and financial resources are continuing to drive revenue growth and gross margin increases. Not only have we reversed the downward sales spiral prior to the refinancing in August 2002, we have found a strong response to our product offerings from new and existing customers. We are encouraged that the positive results reported in the first quarter and the momentum resulting from the successful execution of our strategies have generated very favorable second quarter results as compared to the prior year period.” Mr. Andruskevich continued, “We are cautiously optimistic about the upcoming holiday season given the positive forecasts by many analysts for the retail luxury goods sector. We believe we are well positioned for the holiday sales season with a much improved product assortment, exciting new marketing programs and a highly motivated sales team.”

Birks, the controlling shareholder of the Company, has notified the Company of its intent to exercise warrants to purchase up to 32,523,787 shares of the Company’s common stock, which were granted as part of Birks’ investment in 2002. A Birks spokesperson said that Birks has no immediate plans to sell the underlying shares of common stock. Birks indicated that the warrant exercise would be a cashless exercise that would result in Birks obtaining 17,233,228 shares of the Company’s common stock if all 32,523,787 warrants were exercised at an assumed market price of $.76 per share, with Birks thereby forfeiting warrants to purchase 15,290,559 shares of the Company’s common stock. The strike prices of the Mayor’s warrants that Birks holds vary by tranche from $.30/share to $.35/share to $.40/share.

The Chairman of Birks and a director of the Company, Dr. Lorenzo Rossi di Montelera, commented that “Birks’ Board of Directors and shareholders are delighted with the rapid progress that Mayor’s management team has made with the turnaround of Mayor’s. The excellent results coupled with the revitalization of the Mayor’s brand has given us the confidence to want to convert our Mayor’s warrants into common shares of Mayor’s.”

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayor’s currently operates 28 total stores; 23 in Florida, five in Georgia.

This press release contains certain “forward-looking” statements concerning expectations for sales, store openings, margins and earnings (loss). Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Mayor’s 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	Mayor’s Jewelers, Inc., Sunrise, Florida John Ball, 954/846-2853 Investor Relations e-mail: jball@mayors.com

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	September 27, 2003	October 5, 2002

Net sales	$23,834	$25,752
Cost of sales	14,333	18,876

Gross profit	9,501	6,876

Selling, general and administrative expenses	11,899	15,045
Other charges	—	742
Depreciation and amortization	861	1,216

	12,760	17,003

Operating loss	(3,259)	(10,127)
Interest and other income	4	—
Interest and other financial costs	(1,145)	(3,272)

Net loss before income taxes	(4,400)	(13,399)
Income taxes	—	470

Loss from continuing operations	(4,400)	(13,869)
Loss from discontinued operations	—	(136)

Net loss	(4,400)	(14,005)
Preferred stock cumulative dividend	(357)	—

Net lossattributable to common stockholders	$(4,757)	$(14,005)

Weighted average shares outstanding, basic and diluted	19,608,310	19,569,858

Loss per share, basic and diluted:
Continuing operations	$(0.24)	$(0.71)
Discontinued operations	—	(0.01)

	$(0.24)	$(0.72)

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	Twenty-Six	Twenty-Seven
	Weeks Ended	Weeks Ended
	September 27, 2003	October 5, 2002

Net sales	$48,339	$54,820
Cost of sales	28,934	38,364

Gross profit	19,405	16,456

Selling, general and administrative expenses	23,673	29,897
Other charges	—	2,976
Depreciation and amortization	1,712	2,796

	25,385	35,669

Operating loss	(5,980)	(19,213)
Interest and other income	64	1,431
Interest and other financial costs	(2,273)	(4,939)

Net loss before income taxes	(8,189)	(22,721)
Income taxes	—	470

Loss from continuing operations	(8,189)	(23,191)
Loss from discontinued operations	—	(250)

Net loss	(8,189)	(23,441)
Preferred stock cumulative dividend	(714)	—

Net loss attributable to common stockholders	$(8,903)	$(23,441)

Weighted average shares outstanding, basic and diluted	19,608,310	19,548,387

Loss per share, basic and diluted:
Continuing operations	$(0.45)	$(1.19)
Discontinued operations	—	(0.01)

	$(0.45)	$(1.20)

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	September 27,	March 29,
	2003	2003

ASSETS
Current Assets:
Cash and cash equivalents	$1,076	$1,058
Accounts receivable (net of allowance for doubtful accounts of $1,115 and $1,263, respectively)	5,314	5,777
Inventories	87,386	76,753
Other current assets	1,754	2,987

Total current assets	95,530	86,575

Property, net	14,704	15,872
Other assets	864	736

Total non-current assets	15,568	16,608

Total assets	$111,098	$103,183

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$19,721	$13,798
Accrued expenses	9,256	7,434
Liabilities of discontinued operations	—	527
Credit facility	32,183	23,283

Total current liabilities	61,160	45,042

Term Loan	12,668	12,668
Other long term liabilities	3,032	3,046

Total long term liabilities	15,700	15,714

Stockholders’ Equity:
Series A convertible preferred stock, $.001 par value, 15,050 shares authorized, issued and outstanding; liquidation value of $15,050,000	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 29,592,264 shares issued	3	3
Additional paid-in capital	208,102	208,102
Accumulated deficit	(144,467)	(136,278)
Less: 9,983,954 shares of treasury stock, at cost	(29,400)	(29,400)

Total stockholders’ equity	34,238	42,427

Total liabilities and stockholders’ equity	$111,098	$103,183

Certain reclassifications were made to the prior period’s condensed consolidated balance sheet.

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